Aflac Incorporated Form 8-K
EXHIBIT 99.1
AFLAC RESPONDS TO RATINGS CHANGE BY STANDARD & POOR’S
COLUMBUS, Georgia — January 23, 2009 — Aflac Incorporated today announced that it had been notified by Standard & Poor’s this afternoon that the rating agency had lowered Aflac’s financial strength rating from AA to AA- and the company’s debt rating from A to A- due to their concerns about the continued deterioration in global financial markets and Aflac’s investment exposure to global financial institutions. This is only a lowering of one notch by the rating agency. Additionally, S&P has placed Aflac on credit watch with negative implications.
Commenting on the ratings change, Chairman and Chief Executive Officer Daniel P. Amos stated: “I am very surprised and disappointed by this development, and as I conveyed in this morning’s press release, we remain very confident in our overall business model and our operations. We are equally confident with the quality of our balance sheet and our capital position, and we believe that there is a strong need for the products we sell. For many years we have pursued a consistent investment approach, which we believe is in the best interests of our policyholders and shareholders.”
The company is set to release fourth quarter 2008 results after the market closes on February 2, 2009. Aflac Incorporated will webcast its fourth quarter investor presentation via the “Investors” page of aflac.com at 6:40 p.m. (EST) on Tuesday, February 3, 2009.
For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Our insurance products provide protection to more than 40 million people worldwide. Aflac has been included in Fortune magazine’s list of America’s Most Admired Companies for seven years and in Fortune magazine’s list of the 100 Best Companies to Work For in America for eleven consecutive years. Aflac has been recognized three times by both Fortune magazine’s list of the Top 50 Employers for Minorities and Working Mother magazine’s list of the 100 Best Companies for Working Mothers and has also been included in Ethisphere magazine’s list of the World’s Most Ethical Companies for two consecutive years. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).
Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking.

Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments, including changes to health care and health insurance delivery; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates and employees; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac’s investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses and investment yields; level and outcome of litigation; downgrades in the company’s credit rating; changes in rating agency policies or practices; subsidiary’s ability to pay dividends to the parent company; ineffectiveness of hedging strategies; catastrophic events; and general economic conditions in the United States and Japan, including increased uncertainty in the U.S. and international financial markets.
Analyst and investor contact — Kenneth S. Janke Jr., 800.235.2667 — option 3, FAX: 706.324.6330, or kjanke@aflac.com
Media contact — Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com